                                 September 12, 2012

Hauppauge Digital Inc.

91 Cabot Court

Hauppauge, NY 11788

Re:          Hauppauge Digital Inc.

Dear Sir or Madam:

We have acted as counsel to Hauppauge Digital, Inc. a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), covering an aggregate of 1,000,000 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), that may be issued under the Company’s 2012 Performance and Equity Plan (the “Plan”), and such additional indeterminate number of shares of Common Stock as may be issued under the anti-dilution provisions of the Plan.

In rendering the opinions expressed below, we have examined the Plan, the Certificate of Incorporation of the Company, as amended, the by-laws of the Company, as amended, and minutes of the corporate proceedings of the Company relating to the Plan. In addition, we have examined and relied upon such other matters of law, certificates and examinations of public officials as we have deemed relevant to the rendering of this opinion. In all of our examinations, we have assumed the accuracy of all information furnished to us and the genuineness of all documents and the conformity to originals of all documents submitted to us as certified, conformed, facsimile or photostatic copies thereof, as well as the genuineness of all signatures on all such documents.

In rendering this opinion, we have assumed that all options to be granted pursuant to the Plan will be validly granted in accordance with the terms of the Plan, that all shares of the Company’s Common Stock to be issued upon exercise of such options will be issued in accordance with the terms of such options and the Plan, and that all shares sold, granted or issued pursuant to awards of stock appreciation rights, restricted stock, or long term performance awards have been or will be sold, granted or issued in accordance with terms of the Plan and for legal and sufficient consideration under the Delaware General Corporation Law (the “DGCL”).

Hauppauge Digital, Inc.

September 12, 2012

Our opinion is limited to the date hereof and we do not in any event undertake to advise you of any facts or circumstances occurring or coming to our attention subsequent to the date hereof.

Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York, the DGCL and the United States of America.

Based upon and subject to the foregoing, we are of the opinion that the shares of the Company’s Common stock to be issued pursuant to the provisions of the Plan, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of a copy of this opinion as an exhibit to the Company’s Registration Statement with respect to the Plan. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

MELTZER, LIPPE, GOLDSTEIN
& BREITSTONE, LLP

By:	/s/ Ira Halperin
Ira Halperin